Exhibit 10.X

THIS IS AN IMPORTANT LEGAL DOCUMENT. BY SIGNING IT, YOU GIVE UP YOUR RIGHT TO SUE HUBBELL INCORPORATED. YOU SHOULD THOROUGHLY REVIEW AND UNDERSTAND THE EFFECT OF THIS RELEASE BEFORE ACTING ON IT. IF YOU DO NOT UNDERSTAND IT, DO NOT SIGN IT. THE COMPANY URGES YOU TO SEE A LAWYER BEFORE YOU SIGN THIS AGREEMENT.

TERMINATION AGREEMENT AND GENERAL RELEASE

         You and the Company, for the promises and money set forth below, desire to enter into this Agreement and agree as follows:

1.	Definitions used in this Termination Agreement And General Release:

(a)	The words “You” and “Your” refer to Harry B. Rowell, Jr., a former employee of Hubbell Incorporated. It also means anyone acting on Your behalf, which includes Your heirs, Your executors, Your administrators, Your successors, and Your assigns.

(b)	“The Company” is Hubbell Incorporated, the employer, with its offices located at 584 Derby Milford Road, Orange, Connecticut 06477-4024. “The Company” means Hubbell Incorporated itself and all persons and entities acting on behalf of the Company. This includes its employees, officers, directors, and agents. It also includes organizations related to the Company such as the Company’s affiliates, subsidiaries, divisions, successors, and assigns.

(c)	The “Agreement” means this Termination Agreement and General Release.

2.	You received this Agreement from the Company on December 18, 2001.

3.	Your termination date from the Company is October 1, 2001.

4.	You acknowledge that the Company has encouraged You to consult with an attorney before signing this Agreement.

5.	You have carefully thought about alternatives to signing this Agreement.

6.	In exchange for Your signing this Agreement and Your agreement to fulfill the promise made in it, the Company promises:

(a)	You will be considered administratively retired with the consent of the Company for purposes of the Hubbell Incorporated 1973 Stock Option Plan for Key Employees. In effect, Your option grants of December 8, 1998, December 7, 1999 and December 5, 2000 will continue to mature (vest) in the normal manner and each of Your outstanding option grants (other than Your option grants of December 18, 1991, December 15,

1992 and December 14, 1993, as described below) will be exercisable by You until the close of business on September 30, 2004 (the third anniversary date of Your retirement). Notwithstanding the foregoing, Your option grant of December 18, 1991 expires on the close of business on December 17, 2001; and Your option grant of December 15, 1992 expires on the close of business on December 14, 2002; and Your option grant of December 14, 1993 expires on the close of business December 13, 2003.

(b)	You will be considered administratively retired with the consent of the Company for purposes of the Hubbell Incorporated Key Man Supplemental Medical Plan. In effect, You will be a “Covered Retiree” under this medical program and, effective October 1, 2001, the lifetime maximum of $150,000 will be reestablished pursuant to Article II, Section 5 thereof.

(c)	Richard W. Davies’ letter to You dated July 7, 2000 indicates the term of the Agreement dated as of December 13, 1988 between the Company and You (“Employment Agreement”) terminates on July 7, 2002. Therefore, Your termination date of October 1, 2001 results in nine (9) months remaining on Your Employment Agreement. At the Company’s request, You delayed Your retirement from July 1, 2001 to October 1, 2001; therefore, the Company agrees to treat the remaining period of the Employment Agreement as if there were twelve (12) months remaining under the Employment Agreement, using Your full 2000 base salary of $416,000 and full bonus average of $245,000 (bonus average calculated using 1998 bonus $370,000, 1999 bonus $185,000, 2000 bonus $180,000) for purposes of calculating the present value of Your lump sum payment under the Employment Agreement. This lump sum is $654,376, less required deductions, and will be paid to You by the Company within fourteen (14) days after both parties sign this Agreement. You also authorize the Company to deduct from this lump sum payment the amount of $46,259.77 representing the Medicare tax portion of FICA related to Your SERP benefit.

(d)	The Company agrees to pay for the cost of moving Your household goods from Your home at 535 Stonehouse Road, Trumbull, Connecticut, to Your residence at Reynolds Plantation, 1601 Bennett Springs Drive, Greensboro, GA 30642, in the amount of $8,142.27. This amount will be deducted from the lump sum payment specified in Paragraph 6(c).

(e)	As of Your termination date, October 1, 2001, You will be age 60. The Company agrees to waive the early retirement reduction factors under Section 5.2 of the Hubbell Incorporated Supplement Executive Retirement Plan (SERP), therefore, Your SERP benefit will be unreduced.

(f)	The Company agrees to give to You Your current Company vehicle, a 2001 Cadillac STS. However, You will be responsible for any and all costs associated with the transfer and/or registration of the vehicle including, but not limited to, all registration, tax and transfer fees, as required.

(g)	The Company agrees to provide You with the miscellaneous benefits set forth in Section 4.4 of Your Employment Agreement, including Club Dues of $7,228, Tax Preparation Service of $3,000 and the value of Office Rental/Secretary of $140,000, which will be paid to You in a lump sum totaling $150,228. This lump sum will be paid to You by the Company within fourteen (14) days after both parties sign this Agreement.

(h)	The Company agrees to provide You with the benefits set forth in Section 4.3 of Your Employment Agreement.

(i)	For a period of six (6) years from and after December 31, 2001, the Company will attempt to maintain coverage for You as an insured on any insurance policy protecting directors and/or officers of the Company, commonly known as Directors and Officers Liability Policy(ies), unless, in the sole opinion of the Company, the cost of doing so would be impractical. In the event the Company does not maintain such coverage for You, the Company agrees to indemnify You during such period for any claims brought against You in Your capacity as a former director and/or officer of the Company under its By-Laws and Title 33, Chapter 601, Part VIII(E) of the Connecticut General Statutes to the same extent, and subject to the same limitations, as it indemnifies its then-existing directors and/or officers.

(j)	You will receive an additional lump sum payment of $10,000 within fourteen (14) days after both parties sign this Agreement.

         7A. General Release of Claim. For and in consideration of the payments and promises set forth herein, You knowingly and voluntarily release and forever discharge the Company, of and from any and all claims, known and unknown, which against the Company, You, Your heirs, executors, administrators, successors, and assigns (referred to collectively throughout this Agreement as “You”) have or may have as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	The Age Discrimination in Employment Act;

•	The Family and Medical Leave Act;

•	The Connecticut Family and Medical Leave Act;

•	The non-discrimination and/or anti-retaliation provisions of the Connecticut Workers’ Compensation Law (C.G.S § 31-290a);

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Connecticut Civil Rights Act, as amended;

•	The Connecticut Minimum Wage Law, as amended;

•	Equal Pay Law for Connecticut, as amended;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

         Provided, however, that the release in this Paragraph 7A does not apply to (i) Your rights under the 1973 Stock Option Plan for Key Employees, and Your option grants pursuant to that plan; (ii) Your rights under the Hubbell Incorporated Retirement Plan for Salaried Employees; (iii) Your rights under the Hubbell Incorporated Supplemental Executive Retirement Plan, restated and amended effective June 7, 2001, as modified and supplemented by the Agreement; (iv) Your rights under the Hubbell Incorporated Key Man Supplemental Medical Plan, amended and restated effective December 9, 1986; (v) Your rights under the Hubbell Incorporated (Alternate Choice – Out of Area) Plan AB-2001 health care plan, or any successor plan; and (vi) any claims or matters arising on or after the Effective Date of this Agreement. You agree that this Agreement provides You with all the benefits that You are entitled to receive under the Employment Agreement and any claims that You may have under the Employment Agreement are covered by this Agreement.

         7B. No Claims Exist. You confirm that no claim, charge, complaint, or action by You exists in any forum or form against the Company. If any such claim, charge, complaint or action is filed, You will withdraw it with prejudice and You shall not be entitled to recover any relief or recovery therefrom, including costs and attorneys’ fees.

         7C. You acknowledge that, while employed by the Company, You acquired confidential information about the business, affairs and financial condition of the Company,

its affiliates and customers, the continued confidentiality of which is of material importance to the Company and such affiliates. You will not disclose or reveal to any person, firm or corporation or use for his own benefit trade secrets or other confidential information concerning the Company or its affiliates, including, without limitation, financial information, business plans, budgets, corporate policies or sales programs, without the prior written consent of the Corporate Secretary unless such information has been made generally available to the public. You confirm that You are not aware of any adverse information relating to the Company or its affiliates which has not been previously disclosed to the Company’s Chief Executive Officer.

         7D. In consideration of the items referenced in Paragraph 6, You agree that:

(a)	You will comply with Articles 12.4 and 12.5 of the Company’s SERP document;

(b)	You will not at any time disclose or use (other than for the benefit of the Company or its affiliates) any of the confidential or proprietary information referred to in Paragraph 7c above, either directly or indirectly;

(c)	By signing this Agreement, You confirm Your resignation, as of October 1, 2001, as an officer of the Company and as an officer and/or director of any subsidiary or affiliate of the Company, or joint venture or partnership involving the Company, and from all industry associations or similar bodies and any committees or advisory bodies thereof, on which You serve at the request of or on behalf of the Company;

(d)	If You violate the provisions of Articles 12.4 or 12.5 of the SERP document or violate the provisions of clauses b and c of this Paragraph 7D, any and all payments and benefits listed in Paragraph 6 shall be immediately discontinued and terminated as of the date of the violation;

(e)	If You initiate a claim covered by the General Release of Claim in this Agreement or challenge the enforceability of this Agreement, all of the above items listed in Paragraph 6 shall be immediately discontinued and terminated and the Company shall have the right to recover from You all sums which it has previously paid on account of the items listed in Paragraph 6 and all costs including attorney’s fees associated with the recovery of such sums, unless prohibited by the Older Workers’ Benefit Protection Act; and

(f)	Except for certain documents pertaining to “Project Clover” which You will immediately return to the Company at its request, You will not remove from the Company any documents, records or other materials (or copies thereof) pertaining to the Company and any such materials (and copies thereof) which may have been removed, will be returned immediately to the Company.

         8.     You agree not to disclose the existence or terms of this Agreement. This prohibition includes, but is not limited to, disclosure to members of the media (newspapers, television, radio, etc.), present and former employees of the Company, and other members of the public. It does not include any person You choose to seek advice from or consult with regarding Your consideration of and decision to sign or cancel this Agreement.

         9.     You will not apply in the future for any employment with the Company. If You do, the Company will have good cause to refuse to employ You based on this Agreement.

         10.     You pledge that You have not filed any charge, complaint, or action before any federal, state, or local administrative agency or court against the Company.

         11.     You agree and understand that nothing contained in this Agreement is an admission by the Company of any wrongdoing, liability, violation of any duty, or unlawful activity.

         12.     There can be no changes made to this Agreement except upon the signed written consent of both parties.

         13.     This Agreement is made in the State of Connecticut. This Agreement is to be interpreted under the laws of the State of Connecticut and the parties agree that any future disputes between them, including any dispute regarding this Agreement, shall be decided by state or federal courts located in the State of Connecticut.

         14.     If any federal or state law conflicts with any provisions(s) of this Agreement, the provision(s) involved will remain in effect only to the extent allowed by law. The rest of this Agreement will remain in full force and effect. Nothing in this Agreement shall interfere with Your rights under the Older Workers Benefit Protection Act.

         15.     The Company reserves the right to withhold from any payments made pursuant to this Agreement any amounts which it reasonably determines are required to be withheld under applicable federal, state and local laws.

         16. You acknowledge that You would not have received certain of the amounts and benefits (specifically, (i) the waiver of the early reduction factors noted in Paragraph 6.(e) hereof; (ii) being considered administratively retired with the consent of the Company as noted in Paragraphs 6.(a) and (b) hereof; (iii) the additional lump sum noted in Paragraph 6.(j) hereof; (iv) the difference between use of Your Company vehicle for one year and the transfer of the vehicle to You at no cost as noted in Paragraph 6.(f) hereof; and (v) the insurance commitment noted in Paragraph 6.(i) hereof) under this Agreement unless You accepted this Agreement and promised to fulfill its terms. If You violate any of Your promises in this Agreement, You agree to return to the Company the additional consideration You have received under this Agreement noted in items (i), (iii) and (iv) in the parenthetical of the immediately preceding sentence and the Company is relieved of its insurance commitment in Paragraph 6(i). This does not prevent the Company from seeking additional damages from You for any violation of this Agreement by You.

         17.     You understand that in executing this Agreement You are, inter alia, giving up rights and claims under the Age Discrimination in Employment Act of 1967, as amended. You were given at least twenty-one (21) days to consider this Agreement. During this period, You may seek advice from any person, including a lawyer. For this Agreement to be effective, You must sign it in the presence of a witness and return this Agreement to George D. Zurman at the Company within twenty-one (21) days, or by January 8, 2002 equal to 21 days from receiving Agreement.

         18.     You have seven (7) days after You give the signed Agreement to the Company to cancel the Agreement. This Agreement will not become effective and enforceable until this seven (7) day period expires. If You choose to cancel this Agreement, the Company must actually receive Your cancellation before the expiration of this seven (7) day period. Upon request by the Company, You agree to sign a statement, as a condition to receiving any of the monies under this Agreement, that You have not cancelled or attempted to cancel this Agreement.

         You and the Company have read and fully considered this Agreement, which consists of eighteen (18) numbered paragraphs and seven (7) pages.

         Having decided to sign this Agreement, to carry out the promises in it, and to receive the benefit of these promises, You and the Company now voluntarily and knowingly sign this Agreement.

By:

Date		Harry B. Rowell, Jr.

Witness	Date

Hubbell Incorporated (The “Company”)

By:

Date		George D. Zurman Vice President, Human Resources

John F. Mulvihill, Witness	Date